TeleCommunication Systems Reports Record Second Quarter 2008 Results

Record Revenue of $43.9 Million, up 24% Year-Over-Year; Record $12.0 Million or $0.26 per Share GAAP Net Income; Record $15.2 Million or $0.33 per Share EBITDA

ANNAPOLIS, MD -- 07/31/2008 -- TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a global leader in mission-critical wireless communications technology, reported record results for the second quarter ended June 30, 2008.

Second Quarter 2008 Results

--  Revenue was a record $43.9 million, an increase of 9% from $40.4 million in the previous quarter and up 24% from $35.3 million in the second quarter of 2007. This quarter's record revenue excludes $8.1 million net proceeds from the sale of a patent, which has been reported as other operating income.

--  GAAP net income was a record $12.0 million or $0.26 per diluted share.
    Excluding the patent sale, GAAP net income was $3.9 million or $0.09 per diluted share, as compared to net income of $4.6 million or $0.11 per diluted share in the previous quarter and a net loss of $6.1 million or
    ($0.15) per diluted share in the second quarter of 2007.

--  EBITDA (Earnings before Interest, Taxes, Depreciation and
    Amortization, which includes Non-cash Stock-based Compensation) for the quarter was a record $15.2 million or $0.33 per diluted share. This compares to $8.4 million or $0.19 per diluted share in the previous quarter, and $0.3 million or $0.01 per diluted share in the same year-ago quarter. Excluding the gain from the patent sale, EBITDA for the second quarter was $7.2 million or $0.16 per diluted share. (See important discussion about the presentation of EBITDA, below.)

"TeleCommunication Systems is beginning to realize substantial returns from its long term investments in enabling convergent communications technology and the relationships that have brought this technology to market," said Maurice B. Tosé, chairman, president and CEO of TCS. "The value in our wireless text messaging and E9-1-1 solutions, our secure deployable satcom kits, as well as our patent portfolio, all contributed to record results this quarter.

"Large July awards and orders for our Swiftlink® deployable systems and related wireless point-to-point link systems, which have raised total company backlog to about $450 million, demonstrate that TCS technology is well on its way to becoming the de facto standard for man-portable secure satellite-based communication systems, representing one of the most critical needs of today's American military.

"Perhaps most important, our contract backlog and the positioning of our satcom systems, along with the continuing growth in the use of text messaging and location-based wireless services, provide much better visibility into our future revenues and profits. Multi-quarter arrangements for messaging software licenses, systems maintenance, and government technology outsource services; multi-year arrangements for E9-1-1 services; and new large volume multi-year military procurements of our Swiftlink and wireless point-to-point solutions, all support a strong outlook for year-over-year growth in revenue and profitability.

"Finally, it is noteworthy that our company's stock was added to the Russell 2000 in June, reflecting another milestone of company progress."

Second Quarter 2008 Operating Highlights

--  Commercial Segment:

    --  Sold approximately $9 million in messaging and location software and related systems, as compared to an average of about $4 million per quarter in 2007.

    --  Expanded services to MetroPCS to provide E9-1-1 services in major north east markets. TCS will provide Hosted Mobile Positioning
        Center (MPC) and Hosted Position Determining Entity (HPDE) services for E9-1-1 to MetroPCS customers in Boston, New York City and
        Philadelphia.

    --  Partnered with Qualcomm to provide a new cell phone location-based service to Tata Indicom in India. Deployment is expected in late
        2008, and will use the TCS Xypoint Location Platform.

--  Government segment:

    --  Secured approximately $15.8 million in contracts to provide a broad range of communication solutions and services primarily to federal government customers across civilian agencies, Department of
        Homeland Security, and Department of Defense (DoD). TCS was
        contracted to provide solutions to include SwiftLink products, satellite communications services, Continuity of Operations (COOP), and Telecom Expense Management (TEM).

    --  Awarded a three-year, $2.4 million contract to build and implement an IP-based private satellite network to support U.S. Department of
        Defense (DoD) personnel in Afghanistan.

--  Intellectual property:

    --  Sold wireless e-mail-related patent netting $8.1 million proceeds to the company.

    --  Issued two new patents during the quarter, one for sending text messages to Web servers and another data transfer patent for optimizing data transmission between data clients and applications.

    --  The TCS patent portfolio now contains 58 patents and 194 patent applications in the U.S. and abroad. The company continued efforts to monetize its patents as well as use them to position the company for competitive advantages.

Financial Highlights

Revenue and Gross Profit from continuing operations for the second quarter of 2008 as compared to the second quarter of 2007 (unaudited):

                                  Three months ended June 30
                    ------------------------------------------------------
                          2008              2007          Incr. (Decr.)
                    ----------------- ----------------- -------------------
                    Coml. Govt. Total Coml. Govt. Total Coml.  Govt.  Total
                    ----- ----- ----- ----- ----- ----- ------ -----  -----
Revenue ($millions)
  Services          $16.5 $ 7.8 $24.3 $14.7 $ 8.0 $22.6 $  1.8 $(0.2) $ 1.6
  Systems             9.1  10.5  19.6   1.3  11.4  12.7    7.8  (0.9)   6.9
                    ----- ----- ----- ----- ----- ----- ------ -----  -----
      Total revenue $25.6 $18.3 $43.9 $16.0 $19.4 $35.3 $  9.6 $(1.1) $ 8.5
                    ===== ===== ===== ===== ===== ===== ====== =====  =====

Gross profit
 ($millions)
  Gross profit-
   services         $ 8.6 $ 1.5 $10.1 $ 7.1 $ 1.9 $ 9.0 $  1.5 $(0.4) $ 1.1
      As % of rev      52%   19%   42%   48%   24%   40%
  Gross profit-
   systems            6.3   2.8   9.1   0.1   1.6   1.7    6.2   1.2    7.4
      As % of rev      69%   27%   46%    9%   14%   13%
                    ----- ----- ----- ----- ----- ----- ------ -----  -----
    Total Gross
     Profit         $14.9 $ 4.3 $19.2 $ 7.2 $ 3.5 $10.7 $  7.7 $ 0.8  $ 8.5
                    ===== ===== ===== ===== ===== ===== ====== =====  =====
      As % of rev      58%   23%   44%   45%   18%   30%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit

Commercial segment gross profit for the second quarter of 2008 was more than double that of Q2 2007 on revenue of $25.6 million, up from $16.0 million of revenue in Q2 2007. Average gross margins improved for both services and systems in the second quarter; systems margins for the same quarter last year were adversely affected by the absence of a messaging license capacity sale -- the only quarter in the last ten when such a sale did not occur. Profit improvement in the second quarter was driven by SMS license sales, including a large purchase under a six-quarter customer capacity increase arrangement which began in Q3 2007. The commercial segment gross profit was 58% of revenue in the second quarter of 2008, versus 45% in the same year-ago period, reflecting a greater mix of higher margin systems license revenue in Q2 2008.

Government Revenue and Gross Profit

Gross profit from government customers in the second quarter of 2008 of $4.3 million was a 23% increase over the second quarter of 2007. Revenue for the quarter was $18.3 million, down from $19.4 million or 6% from the same year-ago quarter. The average gross margin on government revenue for the quarter was 23%, which is an improvement from 18% from the same quarter last year, as the margins on the system shipments in Q2 2008 were higher due to an improved revenue mix and progress in attaining lower average system component and assembly/integration costs.

Operating Costs and Expenses

Second quarter 2008 R&D expense was $3.9 million, down $0.2 million or 5% from the previous quarter. R&D emphasis in the second quarter was on Voice over IP public safety technology, wireless location based service technology, and continuing improvement of the company's messaging and secure satcom deliverables.

Sales and marketing expense in Q2 2008 was $3.6 million, an increase of $0.5 million from the previous quarter, and general and administrative expenses in the second quarter of 2008 were $6.0 million, up $0.7 million or 13% from the previous quarter. Increases in these expense categories in Q2 2008 were principally due to increased accruals for variable compensation expense and increased legal expenses.

Total non-cash charges to operating profit were $3.0 million in the second quarter, of which $2.1 million was depreciation and amortization and $0.9 million was non-cash stock-based compensation expense.

Other Operating Income

In June 2008, the company sold a wireless e-mail-related patent for net proceeds of $8.1 million, after legal fees and other costs concluding the previously reported litigation involving the patent. TCS retains a limited license in the patent for use in its own operations.

Operating Profit and Net Income

Income from operations was $12.2 million for the second quarter. Net interest, financing expense and tax provision for the quarter was $0.2 million.

Net income for the second quarter was a record $12.0 million, including a one-time payment of $8.1 million from the sale of a patent.

Liquidity and Capital Resources

At the end of the second quarter 2008, the company had $28.2 million of cash and equivalents, up $9.7 million from $18.5 million at the beginning of the quarter. Total debt was $12.3 million, down from $16.1 million at the beginning of the year. Funds were generated in the second quarter from $15.2 million in EBITDA, which includes $8.1 million patent sale proceeds, and $0.9 million from stock option exercises. Funds were used during the quarter for $1.4 million of capital expenditures (including software development), $1.1 million for debt repayment, $0.1 million for net cash interest and about $3.8 million increase in working capital. Unused availability under credit facilities totaled $22.4 million at quarter end.

Litigation and Claims

TCS continues to pursue a patent litigation case against Sybase as part of continuing efforts to monetize its intellectual property portfolio. A jury has issued a verdict in favor of TCS for about $10 million for past infringement, subject to post-trial motions and settlement efforts. While significant legal expenses have been paid in connection with ongoing patent litigation, no related revenue has been recorded pending the outcome of appeals and possible settlement.

Backlog

                                                  New
                                      3/31/2008 Orders   Revenue  6/30/2008
                                      --------- -------  -------  ---------
       Funded Contract Backlog ($mil)
                          Commercial  $    89.9 $  14.2  $ (25.6) $    78.4
                          Government  $    34.9 $  20.4  $ (18.3) $    37.0
                                      --------- -------  -------  ---------
      Total Funded Contract  Backlog  $   124.8 $  34.6  $ (43.9) $   115.4
                    Customer Options  $   100.2 $  (9.4) $     -  $    90.8
                                      --------- -------  -------  ---------
                       Total Backlog  $   225.0 $  25.2  $ (43.9) $   206.2
                                      ========= =======  =======  =========

Subsequent to quarter-end, TCS has been selected by the U.S. Army as the sole awardee of a contract with an initial order and options for up to $246 million of deployable satcom system-related deliverables over the next 39 months. This brings the company's total of funded and unfunded backlog to about $450 million.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by TCS customers (mainly federal agencies), and for the company's hosted services by multiplying the most recent month's recurring revenue times the remaining months under existing long-term agreements, which the company believes is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but which have not yet been incrementally funded.

About the Presentation of EBITDA

EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of software development costs, property and equipment and other intangibles; and interest expense and other non-cash financing costs. Other companies (including our competitors) may define EBITDA differently. The company presents EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on our non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

                                                        Three months ended
GAAP to non-GAAP Reconciliation                               June 30
                                                        ------------------
  (amounts in thousands)                                  2008      2007
                                                        --------  --------
Consolidated Statement of Operations Reconciliation         (unaudited)

Net income on a GAAP basis                              $ 11,965  $ (6,138)
  Depreciation and amortization of property and
   equipment                                               1,506     1,556
  Amortization of stock-based compensation                   923     1,133
  Amortization of software development costs                 560       372
  Amortization of acquired intangible assets                  37        37
  Interest, financing, and other costs                        85       701
  Write-off of unamortized debt discount and debt
   issuance expenses                                           -     2,458
  Provision for income taxes                                 152         -
  Income (loss) from discontinued operations                   -      (145)
                                                        --------  --------
EBITDA from continuing operations including gain on
 sale of patent                                           15,228    (2,895)
  Less gain from sale of patent                           (8,060)        -
                                                        --------  --------
EBITDA from continuing operations before gain on sale
 of patent                                              $  7,168  $ (2,895)
                                                        ========  ========

Consolidated Statement of Operations Reconciliation per
 Share-Diluted
Net Income (loss) per share on a GAAP basis             $   0.26  $  (0.15)
  Depreciation and amortization of property and
   equipment                                                0.03      0.04
  Amortization of stock-based compensation                  0.02      0.03
  Amortization of software development costs                0.01      0.01
  Amortization of acquired intangible assets                0.00      0.00
  Interest, financing, and other costs                      0.00      0.02
  Write-off of unamortized debt discount and debt
   issuance expenses                                           -      0.06
  Provision for income taxes                                0.00         -
  Loss from discontinued operations                            -      0.00
                                                        --------  --------
EBITDA from cont. ops per share incl gain on sale of
 patent -Diluted                                            0.33      0.01
  Less gain from sale of patent                            (0.18)        -
                                                        --------  --------
EBITDA from continuing operations before gain on sale
 of patent                                              $   0.16  $   0.01
                                                        ========  ========

Shares used in calculation - Diluted                      45,644    41,166
                                                        ========  ========

Conference Call

TCS will hold a conference call later today (Thursday, July 31, 2008) to discuss these second quarter 2008 financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 PM Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

Dial-In Number: 1-800-894-5910
International: 1-785-424-1052
Conference ID #: 7TELECOM

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. on the same day and until August 31, 2008:

Toll-free replay number: 1-800-688-7945
International replay number: 1-402-220-1370
(No password required)

About TeleCommunication Systems, Inc.

TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) produces wireless data communications technology solutions that require proven high levels of reliability. TCS provides wireless and VoIP E9-1-1 network-based services, secure deployable communication systems, engineered satellite-based services, and commercial location applications, like traffic and navigation, using the precise location of a wireless device. Customers include leading wireless, cable and VoIP carriers around the world and agencies of the U.S. Departments of Defense, State, and Homeland Security. For more information, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect,'' "intend," "anticipate,'' and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements about (a) TCS technology being well on its way to becoming a de facto standard for man-portable secure satellite-based communication systems, (b) the positioning of our satcom systems and the growth in the use of text messaging and location-based services providing us better visibility into future revenues and profits, (c) our outlook for year-over-year growth in revenue and profitability, (d) the expected deployment of location-based services in India in 2008, and (e) our efforts to monetize the patent portfolio.

Additional risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, and (viii) implement its sales and marketing strategy. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                      TeleCommunication Systems, Inc.
                  Consolidated Statements of Operations
              (amounts in thousands, except per share data)

                                 Three months ended     Six months ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------
                                    (unaudited)           (unaudited)
Revenue
  Services                      $  24,334  $  22,618  $  47,100  $  43,503
  Systems                          19,577     12,718     37,224     25,952
                                ---------  ---------  ---------  ---------
      Total revenue                43,911     35,336     84,324     69,455
Direct costs of revenue
  Direct cost of services
   revenue                         14,179     13,650     27,837     26,598
  Direct cost of systems           10,520     11,005     17,711     17,881
                                ---------  ---------  ---------  ---------
      Total direct cost of
       revenue                     24,699     24,655     45,548     44,479

  Services gross profit            10,155      8,968     19,263     16,905
    As a % of revenue                  42%        40%        41%        39%
  Systems gross profit              9,057      1,713     19,513      8,071
    As a % of revenue                  46%        13%        52%        31%
                                ---------  ---------  ---------  ---------
      Total gross profit           19,212     10,681     38,776     24,976
        Total gross profit as a
         % of revenue                  44%        30%        46%        36%

Operating costs and expenses
  Research and development
   expense                          3,935      3,266      8,023      6,371
  Sales and marketing expense       3,595      3,157      6,694      6,320
  General and administrative
   expense                          5,997      5,499     11,315     10,151
  Depreciation and amortization
   of property and equipment        1,506      1,556      2,996      3,224
  Amortization of acquired
   intangible assets                   37         37         74         74
                                ---------  ---------  ---------  ---------
    Total operating costs and
     expenses                      15,070     13,515     29,102     26,140
                                ---------  ---------  ---------  ---------
Income from operations before
 gain on sale of patent             4,142     (2,834)     9,674     (1,164)

  Gain on sale of patent            8,060          -      8,060          -
                                ---------  ---------  ---------  ---------
Income from operations             12,202     (2,834)    17,734     (1,164)

Cash interest expense                (200)      (514)      (529)    (1,067)
Amortization of debt discount
 and debt issuance expenses           (22)      (280)      (146)      (690)
Write-off of unamortized debt
 discount and debt issuance
 expenses                               -     (2,458)         -     (2,458)
Other income/(expense), net           137         93       (276)       153
                                ---------  ---------  ---------  ---------
Income from continuing
 operations before income taxes    12,117     (5,993)    16,783     (5,226)

Provision for income taxes           (152)         -       (200)         -
                                ---------  ---------  ---------  ---------
Income from continuing
 operations                        11,965     (5,993)    16,583     (5,226)

Loss from discontinued
 operations                             -       (145)         -       (269)
                                ---------  ---------  ---------  ---------

Net income (loss)               $  11,965  $  (6,138) $  16,583  $  (5,495)
                                =========  =========  =========  =========

Income/(loss) per share- basic
  Income per share from
   continuing operations        $    0.28  $   (0.15) $    0.39  $   (0.13)
  Loss from discontinued
   operations                           -      (0.00)         -      (0.01)
                                ---------  ---------  ---------  ---------
Net income/(loss) per
 share-basic                    $    0.28  $   (0.15) $    0.39  $   (0.14)
                                =========  =========  =========  =========

Income/(loss) per share-
 diluted
  Income per share from
   continuing operations        $    0.26  $   (0.15) $    0.37  $   (0.13)
  Loss from discontinued
   operations                           -      (0.00)         -      (0.01)
                                ---------  ---------  ---------  ---------
Net income/(loss) per
 share-diluted                  $    0.26  $   (0.15) $    0.37  $   (0.14)
                                =========  =========  =========  =========

Weighted average shares
 outstanding- basic                42,486     41,166     42,380     40,990
                                =========  =========  =========  =========
Weighted average shares
 outstanding- diluted              45,644     41,166     44,800     40,990
                                =========  =========  =========  =========

                      TeleCommunication Systems, Inc.
                  Condensed Consolidated Balance Sheets
                          (amounts in thousands)

                                                    June 30,   December 31,
                                                      2008         2007
                                                  ------------ ------------
                                                  (Unaudited)
Assets
   Current assets:
      Cash and cash equivalents                   $     28,199 $     15,955
      Accounts receivable, net                          31,982       20,424
      Unbilled receivables                              11,400       15,229
      Inventory                                          4,401        5,373
      Deferred costs and other current assets            7,005        4,561
      Note receivable from sale of discontinued
       operations                                        1,000        1,000
                                                  ------------ ------------
            Total current assets                        83,987       62,542

   Property and equipment, net                          11,818       11,209
   Software development costs, net                       3,740        4,406
   Acquired intangible assets, net                         635          709
   Goodwill                                              1,813        1,813
   Other assets                                          1,230        1,445
                                                  ------------ ------------
            Total assets                          $    103,223 $     82,124
                                                  ============ ============

Liabilities and stockholders' equity
   Current liabilities:
      Accounts payable and accrued expenses       $     21,023 $     17,374
      Deferred revenue                                   6,135        4,685
      Current portion of capital leases and notes
       payable                                           3,770        5,444
                                                  ------------ ------------
            Total current liabilities                   30,928       27,503

   Capital leases and notes payable, less current
      portion and net of debt discount                   8,554       10,657

   Total stockholders' equity                           63,741       43,964
                                                  ------------ ------------
            Total liabilities and stockholders'
             equity                               $    103,223 $     82,124
                                                  ============ ============

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Scott Liolios
Investor Relations
Liolios Group
Tel 949-574-3860
info@liolios.com